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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Vorwerk & Co.
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   (Last)                            (First)              (Middle)


Muehlenweg 17-37
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                                    (Street)

  Wuppertal                          D-42270               Germany
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     4/19/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Tupperware Corporation (TUP)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock, par value $.01
per share                                  121,200                        I               See Footnote No. 1
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Common Stock, par value $.01
per share                                5,714,100                        I               See Footnote No. 2
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.

                                                                          (Over)
SEC 1473 (3-99)

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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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

Explanation of Responses:

FOOTNOTE NO. 1: Held through Vorwerk & Co. Beteiligungsgesellschaft mbH, a private corporation limited by shares organized and existing under the laws of the Federal Republic of Germany (with its address at Muehlenweg 17-37, D-42270 Wuppertal, Germany), all of the voting rights of which are held by Vorwerk & Co. Interholding GmbH, a private corporation limited by shares organized and existing under the laws of the Federal Republic of Germany (with its address at Muehlenweg 17-37, D-42270 Wuppertal, Germany), all of the shares of which are held by Vorwerk & Co.

FOOTNOTE NO. 2: Held through Vorwerk International Niggemann & Co., a limited partnership organized and existing under the laws of Switzerland (with its address at Verenastrasse 39, CH-8832 Wollerau, Switzerland), all of the voting rights of which are held by Vorwerk & Co. Interholding GmbH.



       /s/ Robin L. Spear                                    April 25, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Robin L. Spear
        Attorney-in-fact for Dr. Ulrich Mollman,
        Head of Legal Department
        Vorwerk & Co.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are Page 2 not required to respond unless the form displays a currently valid OMB Number.